EXHIBIT 99.1
                                                                    ------------


                    CHESAPEAKE ENERGY CORPORATION ANNOUNCES
          PROPOSED ACQUISITION OF MID-CONTINENT AND ARK-LA-TEX NATURAL
                  GAS PROPERTIES FROM BRG PETROLEUM CORPORATION
                                FOR $325 MILLION

      Transaction Will Include Production of 30 Mmcfe Per Day and 500 Bcfe
       of Internally Estimated Reserves, Consisting of 223 Bcfe of Proved
             Reserves and 277 Bcfe of Probable and Possible Reserves

    Acquisition Will Boost Chesapeake's Production Forecast by 2.8% for 2005
     and 4.3% for 2006 as Estimated Average Daily Production Should Increase by 35 Mmcfe Per Day in 2005 and 55 Mmcfe Per Day in 2006

OKLAHOMA CITY, OKLAHOMA, DECEMBER 27, 2004 - Chesapeake Energy Corporation (CHK:NYSE) today announced that it has entered into an agreement to acquire Tulsa-based privately-held BRG Petroleum Corporation and related partnerships for $325 million in cash. In this transaction, Chesapeake anticipates acquiring an internally estimated 223 billion cubic feet of natural gas equivalent proved reserves (bcfe), 277 bcfe of probable and possible reserves and net production of approximately 30 million cubic feet of natural gas equivalent production (mmcfe) per day from 477 existing wells.

After allocating $71 million of the $325 million purchase price to BRG's estimated 120,000 net acres of undeveloped leasehold (and related probable and possible reserves) and $5 million to mid-stream assets, Chesapeake's acquisition cost for the 223 bcfe of internally estimated proved reserves will be $1.12 per thousand cubic feet of natural gas equivalent (mcfe). Including $492 million of anticipated future costs to fully develop the proved, probable and possible (3P) reserves, the company estimates that its all-in acquisition cost for acquiring and developing the 500 bcfe of 3P reserves should be $1.62 per mcfe based on the company's projected development plan and anticipated future drilling costs. The BRG proved reserves have a reserves-to-production index of 20.3 years (9.7 years excluding proved undeveloped reserves), are 93% gas, are 48% proved developed, have current lease operating expenses of $0.53 per mcfe and will be 96% Chesapeake-operated (by value).

BRG's properties are concentrated in the Mid-Continent and Ark-La-Tex regions. In these areas, Chesapeake has identified 213 proved undeveloped and 420 probable and possible locations on BRG's leasehold. The drilling locations are concentrated in the Sahara gas resource play in Northwest Oklahoma and in the East Texas Cotton Valley gas resource play in Nacogdoches County, Texas. Current well economics in Sahara involve investing $550,000 to develop an estimated ultimate recovery (EUR) of 0.6 bcfe and current Cotton Valley economics in Nacogdoches County involve investing $900,000 to develop an estimated EUR of 0.9 bcfe. Pro forma for this acquisition, Chesapeake expects that its proved oil and natural gas reserves will increase to an internally estimated 4.8 trillion cubic feet of natural gas equivalent (tcfe) as of December 31, 2004.

Through the use of two rigs in 2005 and four rigs in 2006, the company believes it can increase gas production on the acquired properties from 30 mmcfe per day at closing in February 2005 to 40 mmcfe per day in December 2005 and to 70 mmcfe per day in December 2006. If these production increases are achieved, Chesapeake estimates that its total average daily production in 2005 and 2006 will increase by 35 and 55 mmcfe per day, respectively (see Chesapeake's updated Outlook as of December 27, 2004 attached as Exhibit "A"). The company has hedged 67% of BRG's current gas production at NYMEX gas prices of $7.42 per mmbtu and $7.45 per mmbtu for 2005 and 2006, respectively, well above the gas prices used to evaluate the property.

The BRG acquisition is expected to close on February 1, 2005 and is subject to customary closing conditions and purchase price adjustments. The company intends to finance the acquisition from cash on hand and by using its bank credit facility. Chesapeake expects to expand its bank credit facility to $1 billion and to extend the maturity of the facility to 2010. BRG was advised in the sale by Randall & Dewey of Houston, Texas.

                               MANAGEMENT COMMENT

Aubrey K. McClendon, Chesapeake's Chief Executive Officer, commented, "We are pleased to announce today's proposed acquisition of BRG for several reasons. First, BRG will add to our very strong presence in the Mid-Continent, especially in the Sahara region of Northwest Oklahoma. Since establishing our initial Sahara position by acquiring 50,000 net leasehold acres through our acquisitions of DLB Oil & Gas, Inc. and Hugoton Energy Corporation in 1998, we now control more than 500,000 net acres in Sahara. To date, we have drilled more than 600 wells in this area and believe we can drill approximately 2,500 additional wells in the next 5-10 years, providing more than 1 tcfe of potential gas resource upside to Chesapeake's existing approximate five tcfe of proved reserves. We believe Sahara is one of the great gas resources plays in the U.S. and fortunately from a competitive standpoint, one of the least recognized by the industry.

In addition, through BRG we will be building on Chesapeake's Ark-La-Tex position that was initially established through our Greystone Petroleum LLC transaction in June 2004. In that transaction, we acquired a significant interest in the Sligo Field in North Louisiana's Bossier Parish. In just seven months, we have increased our net production on the property from 45 mmcfe per day to today's rate of approximately 60 mmcfe per day. In addition, from an estimated proved reserve base of 214 bcfe at the date of acquisition, we have already been able to increase Greystone's proved reserves by approximately 10%.

In this latest Ark-La-Tex acquisition, Chesapeake will be acquiring 42,000 gross (37,000 net) leasehold acres in the Naconiche Creek area of Nacogdoches County, Texas from BRG. During the past few years, BRG has drilled more than 75 wells in this area to prove the commerciality of this promising gas resource play. We now intend to accelerate further development of the field by drilling over 600 additional wells that should develop an average estimated EUR of 0.9 bcfe per well for a per well investment of $900,000. After royalties, our finding costs should be approximately $1.25 per mcfe with virtually no dry-hole risk.

In the BRG transaction, as with all of our acquisitions, we are hopeful that over time our reserve estimates will increase and that our well spacing will decrease, leading to significantly higher recoverable reserves than originally projected at the time of acquisition. We look forward to adding further value to the attractive gas resource plays acquired from BRG in the years to come."

                    HALLWOOD TRANSACTION CLOSES AS SCHEDULED

On December 15, 2004, Chesapeake closed its $292 million acquisition of Barnett Shale properties from Dallas-based Hallwood Energy Corporation. In the Hallwood acquisition, Chesapeake acquired Hallwood's 18,000 acre North Block assets in Johnson County, Texas. Through this transaction, Chesapeake acquired 135 bcfe of proved reserves, 145 bcfe of probable and possible reserves and net production of approximately 25 mcfe per day. Chesapeake is currently utilizing two rigs to further develop the North Block assets and is participating as non-operator in two rigs operated by Hallwood that are operating on Hallwood's South Block, in which Chesapeake owns a 44% working interest.

THIS PRESS RELEASE AND THE ACCOMPANYING OUTLOOKS INCLUDE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. FORWARD-LOOKING STATEMENTS GIVE OUR CURRENT EXPECTATIONS OR FORECASTS OF FUTURE EVENTS. THEY INCLUDE
ESTIMATES OF OIL AND GAS RESERVES, EXPECTED OIL AND GAS PRODUCTION AND FUTURE EXPENSES, PROJECTIONS OF FUTURE OIL AND GAS PRICES, PLANNED CAPITAL EXPENDITURES FOR DRILLING, LEASEHOLD ACQUISITIONS AND SEISMIC DATA, AND STATEMENTS CONCERNING ANTICIPATED CASH FLOW AND LIQUIDITY, BUSINESS STRATEGY AND OTHER PLANS AND OBJECTIVES FOR FUTURE OPERATIONS. DISCLOSURES CONCERNING DERIVATIVE CONTRACTS AND THEIR ESTIMATED CONTRIBUTION TO OUR FUTURE RESULTS OF OPERATIONS ARE BASED UPON MARKET INFORMATION AS OF A SPECIFIC DATE. THESE MARKET PRICES ARE SUBJECT TO SIGNIFICANT VOLATILITY.

FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTED RESULTS ARE DESCRIBED UNDER "RISK FACTORS" IN OUR EXCHANGE OFFER PROSPECTUS DATED NOVEMBER 30, 2004 (AS AMENDED ON DECEMBER 16, 2004) WE FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 2004. THEY INCLUDE THE VOLATILITY OF OIL AND GAS PRICES; ADVERSE EFFECTS OUR SUBSTANTIAL INDEBTEDNESS AND PREFERRED STOCK OBLIGATIONS COULD HAVE ON OUR OPERATIONS AND FUTURE GROWTH; OUR ABILITY TO COMPETE EFFECTIVELY AGAINST STRONG INDEPENDENT OIL AND GAS COMPANIES AND MAJORS; POSSIBLE FINANCIAL LOSSES AND SIGNIFICANT COLLATERAL REQUIREMENTS AS A RESULT OF OUR COMMODITY PRICE AND INTEREST RATE RISK MANAGEMENT ACTIVITIES; UNCERTAINTIES INHERENT IN ESTIMATING QUANTITIES OF OIL AND GAS RESERVES, INCLUDING RESERVES WE ACQUIRE; PROJECTING FUTURE RATES OF PRODUCTION AND THE TIMING OF DEVELOPMENT EXPENDITURES; EXPOSURE TO POTENTIAL LIABILITIES OF ACQUIRED PROPERTIES AND COMPANIES; OUR ABILITY TO REPLACE RESERVES; THE AVAILABILITY OF CAPITAL; WRITEDOWNS OF OIL AND GAS CARRYING VALUES IF COMMODITY PRICES DECLINE; ENVIRONMENTAL AND OTHER CLAIMS IN EXCESS OF INSURED AMOUNTS RESULTING FROM DRILLING AND PRODUCTION OPERATIONS; AND THE LOSS OF KEY PERSONNEL. WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS PRESS RELEASE, AND WE UNDERTAKE NO OBLIGATION TO UPDATE THIS INFORMATION.

OUR PRODUCTION FORECASTS ARE DEPENDENT UPON MANY ASSUMPTIONS, INCLUDING ESTIMATES OF PRODUCTION DECLINE RATES FROM EXISTING WELLS AND THE UNDERTAKING AND OUTCOME OF FUTURE DRILLING ACTIVITY, WHICH MAY BE AFFECTED BY SIGNIFICANT COMMODITY PRICE DECLINES OR DRILLING COST INCREASES. ALSO, OUR INTERNAL ESTIMATES OF RESERVES, PARTICULARLY THOSE IN THE PROPERTIES PROPOSED TO BE ACQUIRED WHERE WE MAY HAVE LIMITED REVIEW OF DATA OR EXPERIENCE WITH THE RESERVES, MAY BE SUBJECT TO REVISION AND MAY BE DIFFERENT FROM ESTIMATES BY OUR EXTERNAL RESERVOIR ENGINEERS AT YEAR-END. ALTHOUGH WE BELIEVE THE EXPECTATIONS, ESTIMATES AND FORECASTS REFLECTED IN THESE AND OTHER FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CAN GIVE NO ASSURANCE THEY WILL PROVE TO HAVE BEEN CORRECT. THEY CAN BE AFFECTED BY INACCURATE ASSUMPTIONS AND DATA OR BY KNOWN OR UNKNOWN RISKS AND UNCERTAINTIES.

THE SEC HAS GENERALLY PERMITTED OIL AND GAS COMPANIES, IN FILINGS MADE WITH THE SEC, TO DISCLOSE ONLY PROVED RESERVES THAT A COMPANY HAS DEMONSTRATED BY ACTUAL PRODUCTION OR CONCLUSIVE FORMATION TESTS TO BE ECONOMICALLY AND LEGALLY PRODUCIBLE UNDER EXISTING ECONOMIC AND OPERATING CONDITIONS. WE USE THE TERMS "PROBABLE" AND "POSSIBLE" RESERVES OR OTHER DESCRIPTIONS OF VOLUMES OF RESERVES POTENTIALLY OR ULTIMATELY RECOVERABLE THROUGH ADDITIONAL DRILLING OR RECOVERY TECHNIQUES THAT THE SEC'S GUIDELINES MAY PROHIBIT US FROM INCLUDING IN FILINGS WITH THE SEC. THESE ESTIMATES ARE BY THEIR NATURE MORE SPECULATIVE THAN ESTIMATES OF PROVED RESERVES AND ACCORDINGLY ARE SUBJECT TO SUBSTANTIALLY GREATER RISK OF BEING ACTUALLY REALIZED BY THE COMPANY.

CHESAPEAKE ENERGY CORPORATION IS THE SIXTH LARGEST INDEPENDENT PRODUCER OF NATURAL GAS IN THE U.S. HEADQUARTERED IN OKLAHOMA CITY, THE COMPANY'S OPERATIONS ARE FOCUSED ON EXPLORATORY AND DEVELOPMENTAL DRILLING AND PRODUCING PROPERTY ACQUISITIONS IN THE MID-CONTINENT, PERMIAN BASIN, SOUTH TEXAS, TEXAS GULF COAST AND ARK-LA-TEX REGIONS OF THE UNITED STATES. THE COMPANY'S INTERNET ADDRESS IS WWW.CHKENERGY.COM.

                                  SCHEDULE "A"

                  CHESAPEAKE'S OUTLOOK AS OF DECEMBER 27, 2004

Quarter Ending December 31, 2004; Year Ending December 31, 2004;
Year Ending December 31, 2005; Year Ending December 31, 2006.

We have adopted a policy of periodically providing investors with guidance on certain factors that affect our future financial performance. As of December 27, 2004, we are using the following key assumptions in our projections for the fourth quarter of 2004, the full-year 2004, the full-year 2005 and the full-year 2006.

We expect to record non-operating losses in Q4 2004 in connection with our pending cash tender offer for our $209.8 million of 8.375% senior notes due 2008 and our pending offer to exchange our 6.0% convertible preferred stock for our common stock. If we purchase all of our 8.375% senior notes pursuant to the tender offer, we estimate that an after-tax loss on the early redemption of the notes of $12 million will be recorded in Q4 2004 as an adjustment to net earnings. If all our 6.0% preferred stock is exchanged for common stock, we estimate that a loss on the early conversion of the preferred stock of approximately $37 million will be reflected as an adjustment to net income available to common shareholders for the purpose of calculating basic earnings per share in Q4 2004.

The primary changes from our November 30, 2004 Outlook are in italicized bold in the table and are explained as follows:

     1) We have updated our previous production forecasts for 2005 and 2006 to reflect increases in production of 35 mmcfe per day in 2005 (excluding January) and 55 mmcfe per day in 2006 as a result of the announced acquisition of BRG Petroleum Corporation. This increases our full-year 2005 production forecast by 2.8% to a mid-point of 1,190 mmcfe per day and our 2006 production forecast by 4.3% to a mid-point of 1,325 mmcfe per day.

     2) We have increased capital expenditures by $50 million in 2005 and $100 million in 2006 to reflect planned increased drilling activity planned on the BRG and other company properties.

     3) We have updated the projected effects from changes in our hedging positions since our November 30, 2004 Outlook.

     4) We have included our expectations for future NYMEX oil and gas prices to illustrate hedging effects only.


                                        4

                                                          Quarter Ending     Year Ending       Year Ending      Year Ending
                                                          DECEMBER 31,      DECEMBER 31,      DECEMBER 31,     DECEMBER 31,
                                                          -------------     -------------     -------------    ------------
                                                               2004              2004             2005              2006
                                                               ----              ----             ----              ----

ESTIMATED PRODUCTION:
  Oil - Mbo                                                   1,588             6,560             6,600            6,600
  Gas - Bcf                                                88.5 - 89.5        317 - 319         391 - 399        438 - 448
  Gas Equivalent - Bcfe                                      98 - 99          356 - 358         430 - 438        478 - 488
  Daily gas equivalent midpoint -in Mmcfe                     1,069              975              1,190            1,325

NYMEX PRICES
 (FOR CALCULATION OF REALIZED HEDGING EFFECTS ONLY):
  Oil - $/Bo                                                  $46.67            $41.00           $40.00            $40.00
  Gas - $/Mcf                                                 $6.60             $6.01             $6.00            $6.00

ESTIMATED DIFFERENTIALS TO NYMEX PRICES:
  Oil - $/Bo                                                  -$2.75            -$2.65           -$2.75            -$2.75
  Gas - $/Mcf                                                 -$0.75            -$0.70           -$0.70            -$0.70

ESTIMATED REALIZED HEDGING EFFECTS
 (BASED ON EXPECTED NYMEX PRICES ABOVE):
  Oil - $/Bo                                                 -$15.85           -$10.19            $0.06            $0.00
  Gas - $/Mcf                                                 -$0.53            -$0.23            $0.05            -$0.01

OPERATING COSTS PER MCFE OF PROJECTED PRODUCTION:
  Production expense                                       $0.57 - 0.62      $0.57 - 0.62     $0.62 - 0.67      $0.68 - 0.72
  Production taxes (generally 7% of O&G revenues)          $0.40 - 0.44      $0.28 - 0.33     $0.38 - 0.40      $0.38 - 0.40
  General and administrative                               $0.10 - 0.11      $0.10 - 0.11     $0.10 - 0.11      $0.11 - 0.12
  Stock based compensation (non-cash)                      $0.02 - 0.04      $0.02 - 0.04     $0.04 - 0.06      $0.09 - 0.10
  DD&A - oil and gas                                       $1.65 - 1.70      $1.60 - 1.65     $1.75 - 1.80      $1.80 - 1.90
  Depreciation of other assets                             $0.08 - 0.10      $0.08 - 0.10     $0.09 - 0.11      $0.10 - 0.12
  Interest expense(a)                                      $0.45 - 0.49      $0.45 - 0.49     $0.43 - 0.47      $0.43 - 0.47
Other Income and Expense per Mcfe:
  Marketing and other income                               $0.02 - 0.04      $0.02 - 0.04     $0.02 - 0.04      $0.02 - 0.04

BOOK TAX RATE                                                  36%               36%               36%              36%

EQUIVALENT SHARES OUTSTANDING:
  Basic                                                       279 mm            254 mm           313 mm            316 mm
  Diluted                                                     347 mm            327 mm           351 mm            354 mm

CAPITAL EXPENDITURES:
  Drilling, leasehold and seismic                         $300 - $325 mm   $1,100 - $1,150      $1,300 -      $1,450 - $1,550
                                                                                  mm            $1,400 mm            mm

     (a)  Does not include  gains or losses on interest rate  derivatives  (SFAS
          133).


        COMMODITY HEDGING ACTIVITIES

          The company utilizes hedging strategies to hedge the price of a portion of its future oil and gas production. These strategies include:

           (i) For swap instruments, we receive a fixed price for the hedged commodity and pay a floating market price, as defined in each instrument, to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty.

           (ii) For cap-swaps, Chesapeake receives a fixed price and pays a floating market price. The fixed price received by Chesapeake includes a premium in exchange for a "cap" limiting the counterparty's exposure. In other words, there is no limit to Chesapeake's exposure but there is a limit to the downside exposure of the counterparty.

           (iii) Basis protection swaps are arrangements that guarantee a price differential of oil or gas from a specified delivery point. Chesapeake receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract.

          Commodity markets are volatile, and as a result, Chesapeake's hedging activity is dynamic. As market conditions warrant, the company may elect to settle a hedging transaction prior to its scheduled maturity date and, as a result, lock in the gain or loss on the transaction.

          Chesapeake enters into oil and natural gas derivative transactions in order to mitigate a portion of its exposure to adverse market changes in oil and natural gas prices. Accordingly, associated gains or loses from the derivative transactions are reflected as adjustments to oil and gas sales. All realized gains and losses from oil and natural gas derivatives are included in oil and gas sales in the month of related production. Pursuant to SFAS 133, certain derivatives do not qualify for designation as cash flow hedges. Changes in the fair value of these non-qualifying derivatives that occur prior to their maturity (i.e. because of temporary fluctuations in value) are reported currently in the consolidated statement of operations as unrealized gains (losses) within oil and gas sales.

          Following provisions of SFAS 133, changes in the fair value of derivative instruments designated as cash flow hedges, to the extent effective in offsetting cash flows attributable to hedged risk, are recorded in other comprehensive income until the hedged item is recognized in earnings. Any change in fair value resulting from ineffectiveness is recognized currently in oil and natural gas sales.

The company currently has in place the following natural gas swaps:

                                                                          % Hedged
                                                                 ---------------------------
                               Avg.                  Avg. NYMEX                  Open Swap
                              NYMEX                   Price                    Positions as
                              Strike                 Including      Assuming      a % of
                    Open      Price     Gain (Loss)  Open and        Gas        Estimated
                    Swaps     of Open   from Locked    Locked      Production    Total Gas
                   in Bcf's    Swaps       Swaps       Positions   in Bcf's of:  Production
                  ---------   -------   ----------   -----------   ------------- -----------

2004:
-----
1st Qtr              69.5     $5.94        $0.03         $5.97         70.1          99%
2nd Qtr              62.2     $5.15        $0.00         $5.15         76.5          81%
3rd Qtr(1)           70.7     $5.49       -$0.09         $5.40         83.2          85%
4th Qtr(1)           76.5     $5.88       -$0.11         $5.77         89.0          86%
--------------------------------------------------------------------------------------------
Total 2004          278.9     $5.63       -$0.05         $5.58        318.8          88%
============================================================================================
============================================================================================
2005:
-----
1st Qtr              62.4     $6.91       -$0.11         $6.80         93.4          67%
2nd Qtr              38.5     $6.05       -$0.27         $5.78         97.5          39%
3rd Qtr              34.5     $6.06       -$0.31         $5.75        100.8          34%
4th Qtr              23.5     $6.20       -$0.46         $5.74        103.0          23%
============================================================================================
Total 2005(1)       158.9     $6.41       -$0.24         $6.17        394.7          40%
============================================================================================

============================================================================================
Total 2006(1)        39.3     $6.77       -$0.62         $6.15        443.0           9%
============================================================================================

============================================================================================
Total 2007(2)          -         -            -             -         470.0           -
============================================================================================

============================================================================================
TOTALS
--------------------------------------------------------------------------------------------
2005-2007           198.2     $6.48       -$0.31         $6.17      1,307.7          15%
============================================================================================

     (1) CERTAIN HEDGING ARRANGEMENTS INCLUDE SWAPS WITH KNOCKOUT PRICES RANGING FROM $3.50 TO $5.25 COVERING 25.4 BCF IN 2004, $3.75 TO $5.50
          COVERING  60.2 BCF IN 2005 AND  $3.75  TO $5.50  COVERING  28.4 BCF IN
          2006.

     (2) SWAPS COVERING 25.6 BCF HAVE BEEN LOCKED FOR 2007. THIS WILL RESULT IN THE RECOGNITION OF $11.6 MILLION OF LOSSES IN 2007 WHEN THE HEDGING ARRANGEMENTS SETTLE.

     NOTE: NOT SHOWN ABOVE ARE COLLARS COVERING 1.1 BCF AND 4.4 BCF OF PRODUCTION IN Q4 2004 AND IN 2005, RESPECTIVELY, AT A WEIGHTED AVERAGE FLOOR AND CEILING OF $3.10 AND $4.44. IN ADDITION, CALL OPTIONS COVERING
     10.2 BCF AND 7.3 BCF OF PRODUCTION IN Q4 2004 AND IN 2005 AT A WEIGHTED AVERAGE PRICE OF $6.31 AND $6.00 ARE NOT INCLUDED IN THE TABLE ABOVE.

THE COMPANY HAS ALSO ENTERED  INTO THE  FOLLOWING  NATURAL GAS BASIS  PROTECTION
SWAPS:


                                                                 Assuming Gas
                                                              Production in Bcf's
                        Volume in Bcf's       NYMEX less:             of:             %Hedged
                       ----------------    ----------------   -------------------    --------
2004                         157.4                0.17               318.8              49%
2005                         188.6                0.26               394.7              48%
2006                         130.1                0.32               443.0              29%
2007                         126.5                0.28               470.0              27%
2008                         118.6                0.27               495.0              24%
2009                          86.6                0.29               520.0              17%
                       ----------------    ----------------   -------------------     -------
Totals                       807.8          $     0.26             2,641.5              31%
                       ================    ================   ===================    ========

* weighted average


The company has entered into the following crude oil hedging arrangements:


                                                           % Hedged
                                              ---------------------------------
                                                 Assuming        Open Swap
                                       Avg.         Oil         Positions as
                          Open        NYMEX      Production     % of Total
                        Swaps in      Strike      in mbo's      Estimated
                         mbo's        Price         of:         Production
                        --------     -------     ----------     ------------

Q1 - 2004                1,270       $28.58        1,465           87%
Q2 - 2004                1,540       $30.00        1,673           92%
Q3 - 2004(1)             1,519       $30.32        1,834           83%
Q4 - 2004(1)             1,518       $30.10        1,588           96%
-------------------------------------------------------------------------------
Total 2004(1)            5,847       $29.80        6,560           89%
                 ==============================================================
                 ==============================================================
Q1 - 2005                  855       $41.76        1,650           52%
Q2 - 2005                  865       $41.63        1,650           52%
Q3 - 2005                  138       $31.16        1,650            8%
Q4 - 2005                  138       $30.62        1,650            8%
-------------------------------------------------------------------------------

Total 2005(1)            1,996       $40.20        6,600           30%
                 ==============================================================


     (1) CERTAIN HEDGING ARRANGEMENTS INCLUDE SWAPS WITH KNOCKOUT PRICES RANGING FROM $21.00 TO $26.00 COVERING 2,240 MBO IN 2004 AND KNOCKOUT PRICES RANGING FROM $26.00 TO $34.00 COVERING 1,996 MBO IN 2005.

                                  SCHEDULE "B"

              CHESAPEAKE'S PREVIOUS OUTLOOK AS OF NOVEMBER 30, 2004
                          (PROVIDED FOR REFERENCE ONLY)

                NOW SUPERSEDED BY OUTLOOK AS OF DECEMBER 27, 2004

Quarter Ending December 31, 2004; Year Ending December 31, 2004; Year Ending December 31, 2005; Year Ending December 31, 2006.

We have adopted a policy of periodically providing investors with guidance on certain factors that affect our future financial performance. As of November 30, 2004, we are using the following key assumptions in our projections for the fourth quarter of 2004, the full-year 2004, the full-year 2005 and the full-year 2006.

The primary changes from our November 1, 2004 Outlook are in italicized bold in the table and are explained as follows:

     1) We have updated our previous production forecasts for 2005 and 2006 to reflect increases in production of 40 mmcfe per day in 2005 and 70 mmcfe per day in 2006 as a result of the announced acquisition of Hallwood Energy Corporation. This increases our full-year 2005 production forecast by 3.6% to a mid-point of 1,155 mmcfe per day and our 2006 production forecast by 5.8% to a mid-point of 1,270 mmcfe per day.

     2) We have increased capital expenditures by $50 million in each of 2005 and 2006 to reflect increased drilling activity planned on the Hallwood North Block property.

     3) We have updated the projected effects from changes in our hedging positions since our November 1, 2004 Outlook.

     4) We have included our expectations for future NYMEX oil and gas prices to illustrate hedging effects only.

     5) We have adjusted equivalent shares outstanding to reflect i) the conversion of our 6.75% preferred stock into common shares on November 22, 2004, ii) a recent private exchange of 600,000 shares of our 6.0% preferred stock for 3.225 million of our common shares, and iii) our pending tender offer to exchange our remaining 6.0% preferred stock for an estimated 21.2 million common shares.


                                                             QUARTER ENDING     YEAR ENDING       YEAR ENDING       Year Ending
                                                              DECEMBER 31,     DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                                                              -------------    -------------     -------------     ------------
                                                                  2004              2004              2005             2006
                                                                  ----              ----              ----             ----
ESTIMATED PRODUCTION:
  Oil - Mbo                                                       1,588            6,560             6,600             6,600
  Gas - Bcf                                                    88.5 - 89.5       317 - 319         379 - 387         418 - 428
  Gas Equivalent - Bcfe                                          98 - 99         356 - 358         418 - 426         458 - 468
  Daily gas equivalent midpoint - in Mmcfe                        1,069             975              1,155             1,270

NYMEX PRICES
 (FOR CALCULATION OF REALIZED HEDGING EFFECTS ONLY):
  Oil - $/Bo                                                      $46.67           $41.00            $40.00           $36.00
  Gas - $/Mcf                                                     $6.60            $6.01             $6.00             $6.00

ESTIMATED DIFFERENTIALS TO NYMEX PRICES:
  Oil - $/Bo                                                     -$2.75            -$2.65            -$2.75           -$2.75
  Gas - $/Mcf                                                    -$0.75            -$0.70            -$0.70           -$0.70

ESTIMATED REALIZED HEDGING EFFECTS
 (BASED ON EXPECTED NYMEX PRICES ABOVE):
  Oil - $/Bo                                                        -$15.85          -$10.19             $0.06             $0.00
  Gas - $/Mcf                                                        -$0.53           -$0.23             $0.05            -$0.01

OPERATING COSTS PER MCFE OF PROJECTED PRODUCTION:
  Production expense                                          $0.57 - 0.62      $0.57 - 0.62      $0.62 - 0.67     $0.68 - 0.72
  Production taxes (generally 7% of O&G revenues)             $0.40 - 0.44      $0.28 - 0.33      $0.38 - 0.40     $0.38 - 0.40
  General and administrative                                  $0.10 - 0.11      $0.10 - 0.11      $0.10 - 0.11     $0.11 - 0.12
  Stock based compensation (non-cash)                         $0.02 - 0.04      $0.02 - 0.04      $0.04 - 0.06     $0.09 - 0.10
  DD&A - oil and gas                                          $1.65 - 1.70      $1.60 - 1.65      $1.65 - 1.75     $1.75 - 1.85
  Depreciation of other assets                                $0.08 - 0.10      $0.08 - 0.10      $0.09 - 0.11     $0.10 - 0.12
  Interest expense(a)                                         $0.45 - 0.49      $0.45 - 0.49      $0.43 - 0.47     $0.43 - 0.47
Other Income and Expense per Mcfe:
  Marketing and other income                                  $0.02 - 0.04      $0.02 - 0.04      $0.02 - 0.04     $0.02 - 0.04

BOOK TAX RATE                                                      36%              36%               36%               36%

EQUIVALENT SHARES OUTSTANDING:
  Basic                                                          279 mm            254 mm            313 mm           316 mm
  Diluted                                                        347 mm            327 mm            351 mm           354 mm

CAPITAL EXPENDITURES:
  Drilling, leasehold and seismic                            $300 - $325 mm   $1,100 - $1,150   $1,250 - $1,350      $1,350 -
                                                                                     mm                mm            $1,450 mm

(a) Does not include gains or losses on interest rate derivatives (SFAS 133).

Commodity Hedging Activities

     The company utilizes hedging strategies to hedge the price of a portion of its future oil and gas production. These strategies include:


         (i) For swap instruments, we receive a fixed price for the hedged commodity and pay a floating market price, as defined in each instrument, to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty.

         (ii) For cap-swaps, Chesapeake receives a fixed price and pays a floating market price. The fixed price received by Chesapeake includes a premium in exchange for a "cap" limiting the counterparty's exposure. In other words, there is no limit to Chesapeake's exposure but there is a limit to the downside exposure of the counterparty.

         (iii) Basis protection swaps are arrangements that guarantee a price differential of oil or gas from a specified delivery point. Chesapeake receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract.


     Commodity markets are volatile, and as a result, Chesapeake's hedging activity is dynamic. As market conditions warrant, the company may elect to settle a hedging transaction prior to its scheduled maturity date and, as a result, lock in the gain or loss on the transaction.

     Chesapeake enters into oil and natural gas derivative transactions in order to mitigate a portion of its exposure to adverse market changes in oil and natural gas prices. Accordingly, associated gains or loses from the derivative transactions are reflected as adjustments to oil and gas sales. All realized gains and losses from oil and natural gas derivatives are included in oil and gas sales in the month of related production. Pursuant to SFAS 133, certain derivatives do not qualify for designation as cash flow hedges. Changes in the fair value of these non-qualifying derivatives that occur prior to their maturity (i.e. because of temporary fluctuations in value) are reported currently in the consolidated statement of operations as unrealized gains (losses) within oil and gas sales.

     Following provisions of SFAS 133, changes in the fair value of derivative instruments designated as cash flow hedges, to the extent effective in offsetting cash flows attributable to hedged risk, are recorded in other comprehensive income until the hedged item is recognized in earnings. Any change in fair value resulting from ineffectiveness is recognized currently in oil and natural gas sales.

     The company currently has in place the following natural gas swaps:


                                                                          % Hedged
                                                                 ---------------------------
                               Avg.                  Avg. NYMEX                  Open Swap
                              NYMEX                   Price                    Positions as
                              Strike                 Including      Assuming      a % of
                    Open      Price     Gain (Loss)  Open and        Gas        Estimated
                    Swaps     of Open   from Locked    Locked      Production    Total Gas
                   in Bcf's    Swaps       Swaps       Positions   in Bcf's of:  Production
                  ---------   -------   ----------   -----------   ------------- -----------

2004:
1st Qtr              69.5     $5.94         $0.03        $5.97         70.1          99%
2nd Qtr              62.2     $5.15         $0.00        $5.15         76.5          81%
3rd Qtr(1)           70.7     $5.49        -$0.09        $5.40         83.2          85%
4th Qtr(1)           76.5     $5.88        -$0.11        $5.77         89.0          86%
---------------------------------------------------------------------------------------------
Total 2004          278.9     $5.63        -$0.05        $5.58        318.8          88%
=============================================================================================

=============================================================================================
2005:
-----
1st Qtr              60.6     $6.89        -$0.11        $6.78         91.5          66%
2nd Qtr              34.9     $5.97        -$0.30        $5.67         94.5          37%
3rd Qtr              30.8     $5.96        -$0.35        $5.61         97.5          32%
4th Qtr              21.6     $6.10        -$0.50        $5.60         99.5          22%
=============================================================================================
Total 2005(1)       147.9     $6.36        -$0.26        $6.10        383.0          39%
=============================================================================================

=============================================================================================
Total 2006(1)(2)     32.0     $6.62        -$0.76        $5.86        423.0           8%
=============================================================================================

=============================================================================================
Total 2007(2)         -          -             -            -         450.0            -
=============================================================================================

=============================================================================================
TOTALS
---------------------------------------------------------------------------------------------
2005-2007           179.9     $6.41        -$0.35        $6.06      1,256.0          14%
=============================================================================================


     (1) Certain hedging arrangements include swaps with knockout prices ranging from $3.50 to $5.25 covering 25.4 bcf in 2004, $3.75 to $5.00 covering 52.9 bcf in 2005 and $3.75 to $5.25 covering 21.1 bcf in 2006.

     (2) Swaps covering 25.6 bcf have been locked for 2007. This will result in the recognition of $11.6 million of losses in 2007 when the hedging arrangements settle.

     Note: Not shown above are collars covering 1.1 bcf and 4.4 bcf of production in Q4 2004 and in 2005, respectively, at a weighted average floor and ceiling of $3.10 and $4.44. In addition, call options covering
     10.2 bcf and 7.3 bcf of production in Q4 2004 and in 2005 at a weighted average price of $6.31 and $6.00 are not included in the table above.

The company has also entered into the following natural gas basis protection swaps:

                                                                 Assuming Gas
                                                              Production in Bcf's
                        Volume in Bcf's       NYMEX less:             of:             %Hedged
                       ----------------     ----------------   -------------------    --------
2004                         157.4               0.17                318.8               49%
2005                         186.1               0.26                383.0               49%
2006                         124.1               0.31                423.0               29%
2007                         118.7               0.27                450.0               26%
2008                         108.0               0.25                475.0               23%
2009                          80.3               0.28                500.0               16%
                       ----------------     ----------------   -------------------    --------
Totals                       774.6          $    0.25              2,549.8               30%
                       ================     ================   ===================    ========

* weighted average

The company has entered into the following crude oil hedging arrangements:

                                                           % Hedged
                                              ---------------------------------
                                                 Assuming        Open Swap
                                       Avg.         Oil         Positions as
                          Open        NYMEX      Production     % of Total
                        Swaps in      Strike      in mbo's      Estimated
                         mbo's       Price          of:         Production
                        --------     ------     -----------     ------------

Q1 - 2004                1,270       $28.58         1,465          87%
Q2 - 2004                1,540       $30.00         1,673          92%
Q3 - 2004(1)             1,519       $30.32         1,834          83%
Q4 - 2004(1)             1,518       $30.10         1,588          96%
-------------------------------------------------------------------------------
Total 2004(1)            5,847       $29.80         6,560          89%
                 ===============================================================
Q1 - 2005                  855       $41.76         1,650          52%
Q2 - 2005                  865       $41.63         1,650          52%
Q3 - 2005                  138       $31.16         1,650           8%
Q4 - 2005                  138       $30.62         1,650           8%
--------------------------------------------------------------------------------

Total 2005(1)            1,996       $40.20         6,600          30%
                 ===============================================================


     (1) Certain hedging arrangements include swaps with knockout prices ranging from $21.00 to $26.00 covering 2,240 mbo in 2004 and knockout prices ranging from $26.00 to $34.00 covering 1,996 mbo in 2005.